Exhibit 99.1

ADM Reports Fourth Quarter Earnings of $0.90 per Share,
$1.42 per Share on an Adjusted Basis

•Net earnings of $504 million
•Reported and adjusted earnings and EPS inclusive of $0.61 per share impact of retroactive biodiesel tax credit for 2018 and 2019
•Industry-leading solutions portfolio, combined with business improvements, Readiness, and growth investments, give confidence for 2020 and beyond

CHICAGO, January 29, 2020—ADM (NYSE: ADM) today reported financial results for the quarter ended December 31, 2019.

“Our team delivered a solid fourth quarter, consistent with our expectations three months ago,” said Chairman and CEO Juan Luciano. “At the end of 2019, we can look back on a full year in which the team did a great job managing through some difficult external conditions while continuing to deliver innovative solutions for our customers.

“Looking ahead, we’re excited about the opportunities we see in 2020 and beyond. Our industry-leading array of products and solutions from nature is helping us give our customers an edge in meeting global demand in fast-growing consumer trend areas — from alternative proteins, to foods and beverages that enhance health, to unique products for pets. We expect market conditions to improve as the year progresses, particularly as impacts from the U.S.-China Phase 1 trade deal take hold. More importantly, another year of expected 20-plus percent growth in Nutrition profitability, combined with our work to improve business performance, advance Readiness, and harvest our growth investments, give us confidence in strong results in 2020 and the years to come.”

Fourth Quarter 2019 Highlights

(Amounts in millions except per share amounts)	2019	2018
Earnings per share (as reported)	$0.90	$0.55
Adjusted earnings per share[1]	$1.42	$0.88

Segment operating profit	$934	$786
Adjusted segment operating profit[1]	$1,028	$860
Ag Services and Oilseeds	739	615
Carbohydrate Solutions	174	197
Nutrition	102	62
Other	13	(14)

•
EPS as reported of $0.90 includes a $0.24 per share charge related to a loss on sale of an equity investment, a $0.16 per share charge related to asset impairment and restructuring charges, a $0.04 per share charge related to LIFO, and a $0.08 per share tax expense related to certain discrete items. Adjusted EPS, which excludes these items, was $1.42.[1]

1 Non-GAAP financial measures; see pages 5, 10 and 11 for explanations and reconciliations, including after-tax amounts.

Results of Operations

Ag Services & Oilseeds results were higher year over year, and included approximately $270 million net operating profit impact from the passage of the biodiesel tax credit (BTC) for 2018 and 2019.

•
Ag Services results were slightly lower year over year. In North America, a delayed U.S. harvest contributed to lower export volumes and correspondingly lower margins, partially offset by South America results, which benefited from improved margins driven by good export demand and farmer selling.

•
In Crushing, margins overall remained solid, though substantially lower than the near-record levels last year caused by the short 2018 Argentine soybean crop. Negative timing impacts this quarter versus positive timing impacts in the prior-year quarter also contributed to lower year-over-year results.

•
Refined Products and Other results were substantially higher. The impact of the passage of the retroactive biodiesel tax credit for 2018 and 2019 was a major driver. Absent the BTC, results were strong and higher year over year, as the business benefited from strong global demand for both biodiesel and food oils. The Algar Agro acquisition in Brazil, which was completed in December 2018, also contributed to results.

•	Wilmar results were slightly higher year over year.

Carbohydrate Solutions results were lower than the fourth quarter of 2018.

•
Starches and Sweeteners results were up year over year, driven by reductions in manufacturing costs and higher income from co-products in North America, partially offset by continued margin pressures in EMEAI. Stronger global wheat milling results also helped contribute to segment performance.

•	Bioproducts results were down, largely due to continued unfavorable ethanol industry margins.

Nutrition results were substantially higher year over year.

•
WFSI results were significantly higher than the prior-year quarter. Strong sales and margins for WILD in North America, EMEAI and APAC drove results for the quarter. In Specialty Ingredients, lower sales volumes and margins in emulsifiers and reduced margins in edible beans were partially offset by continued margin growth in proteins. Health & Wellness results benefited from a new strategic agreement for ADM fermentation capacity.

•
Animal Nutrition was up substantially versus the prior-year period. Neovia continued to contribute positively to results, partially offset by continued losses in lysine due to a weak global pricing environment.

Other results were up significantly year over year. Captive insurance results were negative, but substantially better than the fourth quarter of 2018. ADM Investor Services results were higher versus the prior-year period.

Other Items of Note
As additional information to help clarify underlying business performance, the table on page 10 includes reported earnings and EPS as well as adjusted earnings and EPS.

Segment operating profit of $934 million for the quarter includes charges related to asset impairment and restructuring activities of $94 million ($0.15 per share).

In Corporate results, unallocated corporate costs for the quarter were higher year over year principally due to continued investments in IT, business transformation, and higher benefit accruals. Other charges increased due to a railroad maintenance expense that had an offsetting benefit in tax expense, partially offset by improved foreign hedging results on intercompany funding.

During the quarter, the sale of our interest in Compagnie Industrielle et Financiere des Produits Amylaces SA (CIP) resulted in a pre-tax loss of $101 million and a $32 million tax expense (combined $0.24 per share). The sale generated pre-tax proceeds of $210 million in December.

In addition, there were non-cash early retirement charges and global workforce restructuring charges of $9 million ($0.01 per share), and a LIFO charge of $27 million ($0.04 per share).

The effective tax rate for the quarter was approximately a positive 1 percent compared to a positive 2 percent in the prior year. The calendar year 2019 effective tax rate was 13 percent compared to 12 percent in 2018. The low 2019 tax rate is due primarily to the impact of U.S. tax credits signed into law in December. In the absence of tax credits and specified items, the effective tax rate for calendar year 2019 would have been approximately 19 percent.

Note: Additional Facts and Explanations
Additional facts and explanations about Q4 results and industry environment can be found at the end of the ADM Q4 Earnings Presentation at www.adm.com/investors/presentations.

Conference Call Information
ADM will host a webcast on January 30, 2020, at 8 a.m. Central Time to discuss financial results and provide a company update. To listen to the webcast, go to www.adm.com/webcast. A replay of the webcast will also be available for an extended period of time at www.adm.com/webcast.

Forward-Looking Statements
Some of our comments and materials in this presentation constitute forward-looking statements that reflect management’s current views and estimates of future economic circumstances, industry conditions, Company performance and financial results. These statements and materials are based on many assumptions and factors that are subject to risk and uncertainties. ADM has provided additional information in its reports on file with the SEC concerning assumptions and factors that could cause actual results to differ materially from those in this presentation, and you should carefully review the assumptions and factors in our SEC reports. To the extent permitted under applicable law, ADM assumes no obligation to update any forward-looking statements as a result of new information or future events.

About ADM
At ADM, we unlock the power of nature to provide access to nutrition worldwide. With industry-advancing innovations, a complete portfolio of ingredients and solutions to meet any taste, and a commitment to sustainability, we give customers an edge in solving the nutritional challenges of today and tomorrow. We’re a global leader in human and animal nutrition and the world’s premier agricultural origination and processing company. Our breadth, depth, insights, facilities and logistical expertise give us unparalleled capabilities to meet needs for food, beverages, health and wellness, and more. From the seed of the idea to the outcome of the solution, we enrich the quality of life the world over. Learn more at www.adm.com.

Media Relations	Investor Relations
Jackie Anderson	Victoria de la Huerga
312-634-8484	312-634-8457

Financial Tables Follow

Segment Operating Profit, Adjusted Segment Operating Profit (a non-GAAP measure)
and Corporate Results
(unaudited)

	Quarter ended			Year ended
	December 31			December 31
(In millions)	2019	2018	Change	2019	2018	Change

Segment Operating Profit	$934	$786	$148	$2,948	$3,273	$(325)
Specified items:
(Gains) losses on sales of assets and businesses	—	8	(8)	(12)	(13)	1
Impairment, restructuring, and settlement charges	94	66	28	146	102	44
Adjusted Segment Operating Profit	$1,028	$860	$168	$3,082	$3,362	$(280)

Ag Services and Oilseeds	$739	$615	$124	$1,935	$2,020	$(85)
Ag Services	176	184	(8)	502	657	(155)
Crushing	87	257	(170)	580	650	(70)
Refined Products and Other	363	72	291	586	370	216
Wilmar	113	102	11	267	343	(76)

Carbohydrate Solutions	$174	$197	$(23)	$644	$945	$(301)
Starches and Sweeteners	208	195	13	803	894	(91)
Bioproducts	(34)	2	(36)	(159)	51	(210)

Nutrition	$102	$62	$40	$418	$339	$79
WFSI	83	59	24	376	318	58
Animal Nutrition	19	3	16	42	21	21

Other	$13	$(14)	$27	$85	$58	$27

Segment Operating Profit	$934	$786	$148	$2,948	$3,273	$(325)

Corporate Results	$(438)	$(474)	$36	$(1,360)	$(1,213)	$(147)

Interest expense - net	(72)	(85)	13	(348)	(321)	(27)
Unallocated corporate costs	(193)	(173)	(20)	(647)	(660)	13
Other charges	(33)	(24)	(9)	(51)	(52)	1
Specified items:
LIFO credit (charge)	(27)	4	(31)	(37)	18	(55)
Loss on sale of asset	(101)	—	(101)	(101)	—	(101)
Expenses related to acquisitions	(3)	(12)	9	(17)	(8)	(9)
Impairment, restructuring, and settlement charges	(9)	(184)	175	(159)	(190)	31
Earnings Before Income Taxes	$496	$312	$184	$1,588	$2,060	$(472)

Segment operating profit is ADM’s consolidated income from operations before income tax excluding corporate items. Adjusted segment operating profit, a non-GAAP measure, is segment operating profit excluding specified items. Management believes that segment operating profit and adjusted segment operating profit are useful measures of ADM’s performance because they provide investors information about ADM’s business unit performance excluding corporate overhead costs as well as specified items. Segment operating profit and adjusted segment operating profit are not measures of consolidated operating results under U.S. GAAP and should not be considered alternatives to income before income taxes, the most directly comparable GAAP financial measure, or any other measure of consolidated operating results under U.S. GAAP.

Consolidated Statements of Earnings
(unaudited)

	Quarter ended		Year ended
	December 31		December 31
	2019	2018	2019	2018
	(in millions, except per share amounts)

Revenues	$16,329	$15,947	$64,656	$64,341
Cost of products sold (1)	15,160	14,894	60,509	60,160
Gross profit	1,169	1,053	4,147	4,181
Selling, general, and administrative expenses (2)	654	558	2,493	2,165
Asset impairment, exit, and restructuring costs (3)	103	130	303	171
Equity in (earnings) losses of unconsolidated affiliates	(175)	(140)	(454)	(518)
Interest income	(50)	(47)	(192)	(162)
Interest expense (4)	95	97	402	364
Other (income) expense - net (5,6,7)	46	143	7	101
Earnings before income taxes	496	312	1,588	2,060
Income tax expense (8)	(3)	(5)	209	245
Net earnings including noncontrolling interests	499	317	1,379	1,815

Less: Net earnings (losses) attributable to noncontrolling interests	(5)	2	—	5
Net earnings attributable to ADM	$504	$315	$1,379	$1,810

Diluted earnings per common share	$0.90	$0.55	$2.44	$3.19

Average diluted shares outstanding	563	567	565	567

(1) Includes a charge (credit) related to changes in the Company’s LIFO reserves of $27 million and $37 million in the current quarter and YTD, respectively, and ($4 million) and ($18 million) in the prior quarter and YTD, respectively.

(2) Includes acquisition-related expenses of $3 million and $17 million in the current quarter and YTD, respectively, and $12 million and $8 million in the prior quarter and YTD, respectively.

(3) Includes charges related to impairment of certain assets, restructuring, and pension settlement of $103 million and $303 million in the current quarter and YTD, respectively, and impairment of certain assets and restructuring charges of $130 million and $171 million in the prior quarter and YTD, respectively.

(4) Includes tax interest related to the sale of an equity investment of $12 million in the current quarter and YTD.

(5) Includes a loss on sale of an equity investment of $89 million in the current quarter and YTD, gains related to the sale of certain assets and a step-up gain on an equity investment of $12 million in the current YTD, losses primarily related to the sale of an asset and a business of $8 million in the prior quarter, and net gains related to the sale of businesses and assets of $13 million in the prior YTD.

(6) Includes a settlement charge of $2 million in the current YTD and settlement charges of $120 million and $121 million primarily related to pension liabilities in the prior quarter and YTD, respectively.

(7) Includes prior quarter and YTD losses on foreign currency derivative contracts to economically hedge certain acquisitions of $8 million and $4 million, respectively.

(8) Includes the tax expense (benefit) impact of the above specified items and tax adjustment totaling $60 million and $3 million in the current quarter and YTD, respectively, and ($86) million and ($97) million in the prior quarter and YTD, respectively, due to the U.S. tax reform and certain discrete items.

Summary of Financial Condition
(unaudited)

	December 31, 2019	December 31, 2018
	(in millions)
Net Investment In
Cash and cash equivalents (a)	$852	$1,997
Short-term marketable securities (a)	—	6
Operating working capital (b)	7,970	7,499
Property, plant, and equipment	10,106	9,953
Investments in and advances to affiliates	5,132	5,317
Long-term marketable securities	5	7
Goodwill and other intangibles	5,476	4,041
Other non-current assets	1,931	927
	$31,472	$29,747
Financed By
Short-term debt (a)	$1,202	$108
Long-term debt, including current maturities (a)	7,679	8,280
Deferred liabilities	3,308	2,314
Temporary equity	58	49
Shareholders’ equity	19,225	18,996
	$31,472	$29,747

(a)	Net debt is calculated as short-term debt plus long-term debt, including current maturities less cash and cash equivalents and short-term marketable securities.

(b)	Current assets (excluding cash and cash equivalents and short-term marketable securities) less current liabilities (excluding short-term debt and current maturities of long-term debt).

Summary of Cash Flows
(unaudited)

	Year ended
	December 31
	2019	2018
	(in millions)
Operating Activities
Net earnings	$1,379	$1,815
Depreciation and amortization	993	941
Asset impairment charges	142	142
Losses (gains) on sales of assets	39	(43)
Other - net	(267)	(183)
Change in deferred consideration in securitized receivables(a)	(7,681)	(7,838)
Other changes in operating assets and liabilities	(57)	382
Total Operating Activities	(5,452)	(4,784)

Investing Activities
Purchases of property, plant and equipment	(828)	(842)
Net assets of businesses acquired	(1,946)	(464)
Proceeds from sale of business/assets	293	191
Investments in retained interest in securitized receivables(a)	(5,398)	(6,957)
Proceeds from retained interest in securitized receivables(a)	13,079	14,795
Marketable securities - net	77	13
Investments in and advances to affiliates	(13)	(157)
Other investing activities	(5)	3
Total Investing Activities	5,259	6,582

Financing Activities
Long-term debt borrowings	8	1,762
Long-term debt payments	(626)	(30)
Net borrowings (payments) under lines of credit	919	(743)
Share repurchases	(150)	(77)
Cash dividends	(789)	(758)
Other	(22)	33
Total Financing Activities	(660)	187

Increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents	(853)	1,985
Cash, cash equivalents, restricted cash, and restricted cash equivalents - beginning of period	3,843	1,858
Cash, cash equivalents, restricted cash, and restricted cash equivalents - end of period	$2,990	$3,843

(a) Cash flows related to the Company’s retained interest in securitized receivables as required by ASU 2016-15 which took effect January 1, 2018.

Segment Operating Analysis
(unaudited)

	Quarter ended		Year ended
	December 31		December 31
	2019	2018	2019	2018
	(in ‘000s metric tons)
Processed volumes (by commodity)
Oilseeds	9,269	9,005	36,271	36,308
Corn	5,782	5,635	22,079	22,343
Total processed volumes	15,051	14,640	58,350	58,651

	Quarter ended		Year ended
	December 31		December 31
	2019	2018	2019	2018
	(in millions)
Revenues
Ag Services and Oilseeds	$12,359	$12,460	$48,741	$49,891
Carbohydrate Solutions	2,477	2,497	9,886	10,279
Nutrition	1,414	900	5,677	3,790
Other	79	90	352	381
Total revenues	$16,329	$15,947	$64,656	$64,341

Adjusted Earnings Per Share
A non-GAAP financial measure
(unaudited)

	Quarter ended December 31				Year ended December 31
	2019		2018		2019		2018
	In millions	Per share	In millions	Per share	In millions	Per share	In millions	Per share
Net earnings and fully diluted EPS	$504	$0.90	$315	$0.55	$1,379	$2.44	$1,810	$3.19
Adjustments:
LIFO charge (credit) (a)	20	0.04	(3)	—	28	0.05	(14)	(0.02)
Losses (gains) on sales of assets and businesses (b)	133	0.24	7	0.02	124	0.22	(13)	(0.02)
Asset impairment, restructuring, and settlement charges (c)	93	0.16	196	0.35	249	0.44	226	0.40
Expenses related to acquisitions (d)	2	—	9	0.01	11	0.02	6	0.01
Tax adjustment (e)	46	0.08	(29)	(0.05)	39	0.07	(33)	(0.06)
Sub-total adjustments	294	0.52	180	0.33	451	0.80	172	0.31
Adjusted net earnings and adjusted EPS	$798	$1.42	$495	$0.88	$1,830	$3.24	$1,982	$3.50

(a)
Current quarter and YTD changes in the Company’s LIFO reserves of $27 million and $37 million pretax, respectively ($20 million and $28 million after tax, respectively), tax effected using the Company’s U.S. income tax rate. Prior quarter and YTD changes in the Company’s LIFO reserves of $4 million and $18 million pretax, respectively ($3 million and $14 million after tax, respectively), tax effected using the Company’s U.S. income tax rate.

(b)
Current quarter loss of $101 million pretax ($133 million after tax), consisted of a loss on sale of an equity investment. Current YTD loss of $89 million pretax ($124 million after tax), consisted of a loss on sale of an equity investment, partially offset by gains on the sale of certain assets and a step-up gain on an equity investment, tax effected using the Company’s U.S. income tax rate. Prior quarter losses of $8 million pretax ($7 million after tax) related to the sale of an asset and a business and prior YTD net gains of $13 million pretax ($13 million after tax) related to the sale of businesses and assets, tax effected using the applicable tax rates.

(c)
Current quarter and YTD charges of $103 million and $305 million pretax, respectively ($93 million and $249 million after tax, respectively), related to the impairment of certain assets, restructuring, and pension settlement, tax effected using the applicable rates. Prior quarter and YTD charges of $250 million and $292 million pretax, respectively ($196 million and $226 million after tax, respectively), related to pension settlement, impairment of certain assets, restructuring, and other settlement charges, tax effected using the applicable tax rates.

(d)
Current quarter and YTD acquisition expenses of $3 million pretax ($2 million after tax) and $17 million pretax ($11 million after tax), respectively, consisted of expenses primarily related to the Neovia acquisition. Prior quarter and YTD acquisition adjustment of $12 million and 8 million pretax, respectively ($9 million and $6 million after tax, respectively), related to acquisition expenses and net losses on foreign exchange derivative contracts to economically hedge certain acquisitions.

(e)
Tax adjustment due to certain discrete items totaling $46 million and $39 million in the current quarter and YTD, respectively, and ($29 million) and ($33 million) in the prior quarter and YTD, respectively.

Adjusted net earnings reflects ADM’s reported net earnings after removal of the effect on net earnings of specified items as more fully described above. Adjusted EPS reflects ADM’s fully diluted EPS after removal of the effect on EPS as reported of specified items as more fully described above. Management believes that Adjusted net earnings and Adjusted EPS are useful measures of ADM’s performance because they provide investors additional information about ADM’s operations allowing better evaluation of underlying business performance and better period-to-period comparability. These non-GAAP financial measures are not intended to replace or be alternatives to net earnings and EPS as reported, the most directly comparable GAAP financial measures, or any other measures of operating results under GAAP. Earnings amounts described above have been divided by the company’s diluted shares outstanding for each respective period in order to arrive at an adjusted EPS amount for each specified item.

Adjusted Return on Invested Capital
A non-GAAP financial measure
(unaudited)

Adjusted ROIC Earnings (in millions)
					Four Quarters
	Quarter Ended				Ended
	Mar. 31, 2019	June 30, 2019	Sep 30, 2019	Dec. 31, 2019	Dec. 31, 2019

Net earnings attributable to ADM	$233	$235	$407	$504	$1,379
Adjustments:
Interest expense	101	109	97	95	402
LIFO	1	25	(16)	27	37
Other adjustments	30	119	48	253	450
Total adjustments	132	253	129	375	889
Tax on adjustments	(28)	(65)	(32)	(8)	(133)
Net adjustments	104	188	97	367	756
Total Adjusted ROIC Earnings	$337	$423	$504	$871	$2,135

Adjusted Invested Capital (in millions)

	Quarter Ended				Trailing Four
	Mar. 31, 2019	June 30, 2019	Sep 30, 2019	Dec. 31, 2019	Quarter Average

Equity (1)	$18,895	$18,955	$18,873	$19,208	$18,983
+ Interest-bearing liabilities (2)	9,887	9,417	8,891	8,891	9,272
+ LIFO adjustment (net of tax)	42	61	49	69	55
Other adjustments	27	86	36	274	106
Total Adjusted Invested Capital	$28,851	$28,519	$27,849	$28,442	$28,416

Adjusted Return on Invested Capital					7.5%

(1) Excludes noncontrolling interests
(2) Includes short-term debt, current maturities of long-term debt, finance lease obligations, and long-term debt

Adjusted ROIC is Adjusted ROIC earnings divided by adjusted invested capital. Adjusted ROIC earnings is ADM’s net earnings adjusted for the after tax effects of interest expense, changes in the LIFO reserve and other specified items. Adjusted invested capital is the sum of ADM’s equity (excluding noncontrolling interests) and interest-bearing liabilities adjusted for the after tax effect of the LIFO reserve, and other specified items. Management believes Adjusted ROIC is a useful financial measure because it provides investors information about ADM’s returns excluding the impacts of LIFO inventory reserves and other specified items and increases period-to-period comparability of underlying business performance. Management uses Adjusted ROIC to measure ADM’s performance by comparing Adjusted ROIC to its weighted average cost of capital (WACC). Adjusted ROIC, Adjusted ROIC earnings and Adjusted invested capital are non-GAAP financial measures and are not intended to replace or be alternatives to GAAP financial measures.